Exhibit 5.2

LEGAL OPINION REGARDING CERTAIN PRC LEGAL MATTERS

IN RELATION TO THE OFFERING OF SECURITIES

OF

ABITS GROUP INC

December 1, 2025

Sent via Email

Abits Group Inc (the “Company”)

Attn: Mr. Wanhong Tan

Level 24 Lee Garden One, 33 Hysan Avenue,

Causeway Bay, Hong Kong, China

Dear Mr. Tan,

I.	INTRODUCTION

We, Jincheng Tongda & Neal Law Firm (“JT&N”), are duly qualified lawyers in the People’s Republic of China (the “PRC”, for the purpose of this legal opinion (the “Opinion”) only, not including Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan Region), and as such are qualified to issue the Opinion in respect of the laws, regulations, and rules of the PRC (the “PRC Laws”), effective as of the date of the Opinion.

We have acted as the legal counsel of the Company, a company incorporated in British Virgin Islands and listed on the Nasdaq Capital Market, as to the PRC Laws. Our representation to the Company is solely in connection with the registration statement on Form F-3, initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on January 21, 2025 (File No. 333-284387), including all amendments and supplements thereto, filed on and after the date of this Opinion and as amended to date (collectively, the “Registration Statement”), for the offering of securities by the Company (the “Offering”).

PRC Legal Opinion Abits Group Inc

We are requested by the Company to issue the Opinion solely concerning the matters set forth herein, including:

(i)	the application of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), promulgated by the China Securities Regulatory Commission (the “CSRC”), and the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality Provisions”), promulgated by the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection, and the National Archives Administration, both effective March 31, 2023, for the Offering;

(ii)	the application of the Cybersecurity Review Measures (the “Cybersecurity Review Measures”), promulgated by the Cyberspace Administration of China (the “CAC”) and 12 other governmental authorities of mainland China, effective February 15, 2022, the Measures for Security Assessment of Cross-border Data Transfer (the “Data Outbound Transfer Measures”), promulgated by the CAC and effective on September 1, 2022, the Regulations for the Administration of Network Data Security (the “Network Data Security Regulations”), effective January 1, 2025, and any other requirements for regulatory approvals relating to cybersecurity, data security, or data outbound transfer in connection with the Offering;

(iii)	the application of the Data Security Law of the PRC (the “DSL”) and the Personal Information Protection Law of the PRC (the “PIPL”), both promulgated by the Standing Committee of the National People’s Congress, effective on September 1, 2021 and November 1, 2021, respectively, in connection with the business operations of the Company and/or Beijing Bitmatrix Technology Co. Ltd. (北京比特矩阵科技有限公司), a subsidiary of the Company incorporated in the PRC (“Bitmatrix”);

(iv)	enforceability of civil liabilities under the PRC Laws in connection with the Offering; and,

(v)	statements in the Registration Statement.

This Opinion is rendered based on our examination of the Documents (as defined herein) reviewed and the PRC Laws up to the date hereof, and subject to the Assumptions, and the Limitations and Qualifications, as set out herein.

II.	DOCUMENTS EXAMINED AND ASSUMPTIONS

In rendering the Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company up to November 26, 2025 (collectively, the “Documents”), including but not limited to, (a) the annual report on Form 20-F filed by the Company with the SEC on April 30, 2025, including its audited consolidated financial statement for the fiscal year ended December 31, 2024, (b) corporate records of the Company and its subsidiaries, (c) information of the members of senior management of the Company, (c) employment list and employment agreements of Bitmatrix, (d) lease agreement of Bitmatrix’s office, and (d) confirmations provided by the Company, Bitmatrix, and the relevant members of senior management of the Company.

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Further, we have conducted searches of public records on the websites on November 26, 2025 (the “Public Records”), as follows: (a) National Enterprise Credit Information Publicity System (国家企业信用信息公示系统) (http://www.gsxt.gov.cn); (b) Credit China (信用中国) (https://www.creditchina.gov.cn/xyxf/lczy/); (c) Credit China (Beijing) (信用中国（北京）) (https://creditbj.jxj.beijing.gov.cn/credit-portal/credit_service); (d) China Market Regulation Administrative Penalty Online (中国市场监管行政处罚文书网) (https://cfws.samr.gov.cn/); (e) Industrial and Information Technology Ministry ICP/IP Address/Domain Name Registration Management System (工业和信息化部政务服务平台ICP/IP地址/域名信息备案管理系统) (https://beian.miit.gov.cn/); (f) the official website of the Ministry of Industry and Information Technology of the PRC (https://miit.gov.cn/); (g) the official website of the CAC (https://www.cac.gov.cn/); and (h) Qcc.com (企查查) (https://www.qcc.com/).

In our examination of the Documents, we have assumed, without independent investigation and inquiries, the following assumptions (the “Assumptions”):

A.	All Documents submitted to us as originals are authentic and all Documents submitted to us as copies conform to their originals and such originals are authentic.

B.	All Documents have been validly authorized, executed and delivered by all the relevant parties thereto.

C.	All signatures, seals and chops on the Documents submitted to us are genuine.

D.	All Documents and the factual statements provided to us by the Company, including but not limited to those set forth in the Documents, are complete, true and correct.

E.	No amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion.

F.	Each of the parties to the Documents is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation.

G.	Each of the parties to the Documents has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation.

H.	All governmental authorizations and other official statement or documentations provided to us are obtained from the competent government authorities by lawful means in due course.

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I.	All Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws.

J.	All required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Registration Statement have been obtained or made, or where such required consents, license, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of the Opinion, and, by accepting the Opinion, you acknowledge not to have requested, or relied on, any such independent investigation or verification by us. For the purpose of the Opinion, our “knowledge” (or any similar concept) with respect to any matter means (a) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of JT&N based on the Documents and the Public Records; and (b) that we make no representation that we have undertaken any review of other files or other independent investigation with respect to any such matter.

III.	OPINIONS

Based on the foregoing, we are of the opinion, subject to the Limitations and Qualifications set forth in the Opinion, that:

A.	The Offering by the Company is not subject to the Trial Measures or the Confidentiality Provisions.

1.	Trial Measures

The Trial Measures applies to both direct and indirect overseas securities offering and listing by PRC domestic companies. In accordance with Article 2 of the Trial Measures, (a) a direct overseas offering and listing by PRC domestic companies is defined as an overseas offering and listing by a joint-stock company incorporated in the PRC; and, (b) an indirect overseas offering and listing by PRC domestic companies refers to an overseas offering and listing by a company in the name of an overseas incorporated entity whose major business operations are located in the PRC, based on the underlying equity, assets, earnings, or any other similar rights of PRC domestic companies.

Based on the Documents, to the best of our knowledge after due and reasonable inquiry, the Offering is not deemed as a direct overseas offering and listing by PRC domestic companies under the Trial Measures, because the Company is not a joint-stock company incorporated in the PRC but a company incorporated under the laws of the British Virgin Islands.

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Pursuant to Article 15 of the Trial Measures, an overseas offering and listing is deemed “indirect” if, (i) 50% or more of a company’s operating revenue, total profit, total assets or net assets, as documented in its audited consolidated financial statements for the most recent fiscal year, is accounted for by PRC domestic companies; and, (ii) the company’s business activities are substantially conducted in mainland China, or its principal place(s) of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in mainland China. Article 15 further stipulates that the determination as to whether or not an overseas offering and listing by PRC domestic companies is deemed indirect shall be made on a “substance over form” basis.

Based on the Documents and as confirmed by the Company, as of the date of the Opinion, the corporate structure of the Company is shown as below:

Based on the Documents and Public Records, and as confirmed by the Company, as of the date of the Opinion, the Company and its subsidiary in Hong Kong do not have any substantial business operations and serve only as holding companies. The Company operates a digital data center with bitcoin self-mining operations and hosting service through its two U.S.-based subsidiaries, Abit USA, Inc. and Abits Inc (together, the “U.S. Subsidiaries”). Substantially all of the Company’s revenue generating operations are conducted by the U.S. Subsidiaries. The Company owns and/or controls only one company in the PRC, that is, Bitmatrix. Bitmatrix has no external business operations; instead, it solely provides limited in-house administrative supports to the Company, which can be easily outsourced and replaced. Thus, the Company’s principal place of business is located in the U.S., not in the PRC.

Based on the Documents and as confirmed by the Company, for the fiscal year ended December 31, 2024, which is the most recent fiscal year of the Company, substantially all of the Company’s operating revenue was generated from its bitcoin mining operations conducted through the U.S. Subsidiaries. Bitmatrix did not generate any revenue and suffered loss. For the most recent fiscal year, only 19.08% of total loss, 3.47% of total assets, and 3.70% of net assets of the Company were contributed to Bitmatrix, none of which exceeds 50%.

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Further, based on the Documents and as confirmed by the Company, as of the date of the Opinion, the members of senior management in charge of the Company’s business operations and management are as follows:

Name	Nationality	Position
Conglin Deng	PRC	Chief Executive Officer and Executive Director
Wanhong Tan	Malaysia	Chief Financial Officer
Yanyan Sun	PRC	Assistant to the CEO and Executive Director
Philip J. Hicks	U.S.A.	General Manager – North America

Based on the Documents and as confirmed by the Company and its members of senior management in charge of the Company’s business operations and management, as of the date of the Opinion, Mr. Conglin Deng, the CEO and executive director of the Company, is a Chinese citizen and holds necessary travel documents allowing him to legally work in the U.S. in an executive role of Abit USA Inc. Mr. Deng spends a significant amount of time each year in the U.S. overseeing and managing the overall operations of the Company’s bitcoin mining and hosting services business, and maintains his residence in both U.S. and China. Mr. Wanhong Tan, the CFO of the Company, is a Malaysian citizen and does not maintain his residence in mainland China. Mr. Phillip Hicks, General Manager, who is in charge of the Company’s bitcoin mining operations, is a U.S. citizen residing in Tennessee, U.S. Ms. Yanyan Sun, the Assistant to the CEO and executive director of the Company, is responsible for personnel and administration of the Company’s operations, and she is a Chinese citizen and resides in the PRC. Thus, half of the members of senior management in charge of the Company’s business operations are not Chinese citizens, nor do they have their places of residence located inside mainland China.

Based on the foregoing, to the best of our knowledge after due and reasonable inquiry, we are of opinion that, as of the date of the Opinion, the Offering by the Company does not fall under the scope of “indirect overseas offering and listing by PRC companies” as stipulates in the Trial Measures, because (i) Bitmatrix, the Company’s only PRC subsidiary, is not accounted for 50% or more of the Company’s operating revenue, total profit, total assets or net assets in the Company’s audited consolidated financial statements for the most recent fiscal year; (ii) the Company’s major business activities are not conducted in the PRC, but in the U.S.; and (iii) less than majority of the Company’s directors and members of senior management in charge of the Company’s business operation are Chinese citizens or having their usual places of residence located inside mainland China.

In sum, based on the Documents and Public Records, and as confirmed by the Company, to the best of our knowledge after due and reasonable inquiry, we are of opinion that, as of the date of the Opinion, the Offering by the Company is not deemed as a direct or indirect overseas offering and listing by PRC domestic companies, and thus, the Company and Bitmatrix are not subject to the relevant CSRC filing requirements under the Trial Measures for the Offering.

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2.	Confidentiality Provisions

The Confidentiality Provisions is formulated to, in the interest of safeguarding economic security and public interest, regulate the confidentiality and archives administration related to overseas securities offering and listing activities, by direct or indirect means, of PRC domestic companies, which shall have the same meaning as stipulated in the Trial Measures, based on the Revision Notes to the Confidentiality Provisions. The Confidentiality Provisions require a PRC domestic company seeking overseas offering and listing to institute a sound confidentiality and archives system in connection with its overseas securities offering and listing. Further, if such a PRC domestic company intends to publicly disclose, or provide to relevant individuals or entities participating in its overseas offering and listing activities, such as securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or secretes of government agencies, or any documents and materials that, once leaked, will be detrimental to national security or public interest, it shall undertake relevant procedures (including but not limited to, obtain approval from competent authorities and make the relevant filing with the competent secrecy administrative department) prior to its disclosure or provisions of such documents and materials, as required by the relevant PRC laws and regulations relating to archives, state secretes, and national security.

As previously discussed, the Offering by the Company would not be deemed a direct or indirect overseas offering and listing by a PRC domestic company, and thus, the Confidentiality Provisions, including the relevant requirements thereunder, would not apply to the Company or Bitmatrix for the Offering. Further, based on the Public Records, and as confirmed by the Company and Bitmatrix, as of the date of the Opinion, the Company and/or Bitmatrix have not been identified as entities in possession of state secrets, secretes of government agencies, or any documents and materials that, once leaked, will be detrimental to national security or public interest. The Company and Bitmatrix have further confirmed that they do not possess any documents or materials in this regard. Therefore, the Company and Bitmatrix are not required to obtain any permissions or approvals for the Offering or their business operations under the Confidentiality Provisions or other relevant PRC Laws relating to archives, state secretes, and national security.

In light of the foregoing, we are of the opinion that, (i) the Company and Bitmatrix are not subject to the Confidentiality Provisions to operate their business or to offer the securities being registered to foreign investors, and (ii) the Company and Bitmatrix are not required to obtain any permissions or approvals under the Confidentiality Provisions or other relevant PRC laws and regulations relating to archives, state secretes, and national security.

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B.	The Company and Bitmatrix are not required to apply for a cybersecurity review under the Cybersecurity Review Measures, a data security assessment under the Data Outbound Transfer Measures, a national security review under the Network Data Security Regulation, or any other regulatory approvals relating to cybersecurity, data security, or data outbound transfer in connection with the Offering.

1.	Cybersecurity Review

The Cybersecurity Review Measures requires in Article 2 that, (i) the purchase of network products and services by a critical information infrastructure operator, or a CIIO, or (ii) the data processing activities carries out by online platform operators which affects or may affect national security, shall be subject to cybersecurity review. Further, Article 7 stipulates that online platform operators holding over one million users’ personal information shall apply for a cybersecurity review prior to any public offering on a foreign stock exchange. Under the DSL, data processing includes, among others, the collection, storage, use, manipulation, transfer, supply, and disclosure of data.

Pursuant to the Regulations on Security Protection for Critical Information Infrastructure (the “CII Protection Regulations”), promulgated by the State Council on April 27, 2021, and effective on September 1, 2021, critical information infrastructure refer to important network facilities and information systems in important industries and fields, such as public telecommunications, information services, energy, transportation, water conservancy, finance, public services, e-government and national defense technology, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may result in serious damage to national security, the national economy and the people’s livelihood and public interests. Further, under the CII Protection Regulations, the identification of critical information infrastructure shall be carried out by the competent PRC governmental authorities in the industries and fields, and the relevant identification results shall be promptly notified to the operators of such critical information infrastructure.

Based on the Documents and as confirmed by the Company, as of the date of this Opinion, the Company and its Hong Kong subsidiary do not have any substantial business operations and serve as holding companies. The Company operates bitcoin self-mining operations and hosting service in the U.S. through its U.S. Subsidiaries, which do not conduct any data processing activities or operate any online platforms in the PRC. Bitmatrix, the Company’s only PRC subsidiary, solely operates to provide limited in-house administrative supports to the Company. None of the Company or its subsidiary operates important network facilities and information systems in important industries and fields as stipulated in the CII Protection Regulations, or any other important industries or fields that, in case of destruction, loss of function or leak of data, may result in serious damage to national security, the national economy and the people’s livelihood and public interests. Further, based on the Public Records, and as confirmed by the Company and Bitmatrix, as of the date of this Opinion, none of the Company or its subsidiaries have been identified, or informed that they may be identified, as CIIOs by any relevant PRC governmental authorities, or have received any notice, inquiry or investigation in this regard. Thus, we are of opinion that none of the Company or its subsidiaries is deemed as a CIIO under the CII Protection Regulations.

Based on the Documents and the Public Records, and as confirmed by the Company and Bitmatrix, Bitmatrix does not operate any online platforms. In providing in-house administrative supports to the Company, Bitmatrix conducts data processing activities, mainly including collection, storage, and processing of personal information of its employees for employment purpose, and financial data of Bitmatrix and the Company for the purpose of providing accounting and bookkeeping support to the Company. As of the date of the Opinion, Bitmatrix has four employees, and it does not control more than one millions users’ personal information. Based on the Public Records, and as confirmed by the Company and Bitmatrix, as of the date of this Opinion, none of the Company or its subsidiaries have been informed by any PRC governmental authority of any requirement for a cybersecurity review.

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Based on the foregoing, to the best of our knowledge after due and reasonable inquiry, we are of opinion that, as of the date of this Opinion, the Company and Bitmatrix are not required to apply for a cybersecurity review for the Offering under the Cybersecurity Review Measures, because (a) none of the Company or its subsidiaries has been deemed as a CIIO as stipulated in the CII Protection Regulations, and (b) Bitmatrix is not an online platform operator holding over one million users’ personal information.

2.	Data Security Assessment for Outbound Transfer

The Data Outbound Transfer Measures applies to the outbound transfer of important data as defined by the relevant PRC governmental authorities and personal information collected and generated by a data processor in its operation in the PRC, and requires data processors to apply to the competent cyberspace department for a data security assessment and clearance of outbound data transfers in certain circumstances. To promote cross-border data transfer, the CAC issued the Regulations on Promoting and Regulating Cross-Border Data Flows on March 22, 2024, effective on the same day (the “Data Flow Regulations”), which relaxes the control over the cross-border transfer of non-sensitive personal information, and exempts certain common international affairs scenarios from cross-border transfer of personal information.

In accordance with the Data Outbound Transfer Measures, the Data Flow Regulations, and the relevant guidelines issued by the CAC in this regard, a data processor shall apply for a data security assessment and clearance of outbound data transfers in either of the following circumstances: (a) outbound transfer of personal information or important data by a CIIO; or (b) outbound transfer of important data by a non-CIIO data processor, or personal information by such a non-CIIO data processor who has made outbound transfers of more than one million users’ personal information (not including sensitive personal information), or more than 10,000 users’ sensitive personal information cumulatively since January 1 of the current year.

As stated above, based on the Documents and as confirmed by the Company and Bitmatrix, as of the date of the Opinion, the U.S. Subsidiaries do not conduct any data processing activities within the PRC. Its PRC subsidiary, Bitmatrix, conducts data processing activities in its operation, including the processing of personal information, but it does not process any important data, or personal information of large number of individuals. In fact, Bitmatrix processes personal information, sensitive or not, of its current and previous employees only, and Bitmatrix has had only a few employees thus far, far less than 10,000 individuals.

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Further, based on the Documents and as confirmed by the Company and Bitmatrix, as of the date of this Opinion, the data that Bitmatrix has transferred outbound solely relates to corporate records for the purpose of fulfilling the Company’s regulatory disclosure requirements as a U.S.-listed company, including financial data of the Company and/or Bitmatrix, and certain non-sensitive personal information of Bitmatrix’s employees (such as name, age, and resumes of such employees). The Company confirmed that, it is anticipated that for at least the next three years, Bitmatrix will not conduct data processing activities, including data transfer, of any important data, or personal information of more than 10,000 individuals cumulatively.

Based on the foregoing, to the best of our knowledge after due and reasonable inquiry, we are of opinion that, as of the date of this Opinion, the Company and Bitmatrix are not required to apply for a data security assessment for outbound transfer under the Data Outbound Transfer Measures and the Data Outbound Transfer Measures, as (a) Bitmatrix has not been deemed as a CIIO by any competent PRC governmental authorities, (b) it does not process any important data or more than 10,000 individuals’ personal information, and (c) the personal information that Bitmatrix has transferred outbound excludes sensitive personal information and is for regulatory disclosure purpose only.

3.	Network Data Security Regulations

The Network Data Security Regulations apply to network data processing activities (i.e., any processing of data which is generated through networks) within the PRC, as well as those outside the PRC that damage the national security, public interests, or legitimate interests of PRC persons. The Network Data Security Regulations also apply to personal information processing activities outside the PRC, where such activities fall within the scope of the PIPL, as discussed below. The Network Data Security Regulations stipulate that the common cyber or data requirements under the Cybersecurity Law, the DSL and the PIPL shall apply generally to network data processing activities, and further set out new requirements for different types of data processors, including personal information processors, network data processors, important data processors, and network platform service provider, in addition to those already in the relevant PRC Laws regarding cyber and data security and personal information protection.

Under the Network Data Security Regulations, a network data processor who carries out network data processing activities that affect or may affect national security shall undergo a national security review in accordance with relevant regulations. Also, important data processors, processors of large amount of personal information (meaning over 10 million individuals), and large network platform service providers (namely, those who (i) have more than 50 million registered users or more than 10 million monthly active users, (ii) have complex business types, and (iii) their network data processing activities may have significant impact on PRC national security, economic operations, and public welfare), shall be subject to additional and stricter requirements for reporting and security assessment.

As confirmed by the Company, none of the Company, its Hong Kong subsidiary, and the U.S. Subsidiaries conduct any data processing activities within the PRC, or those outside the PRC that may damage the national security, public interests, or legitimate interests of PRC persons. Further, as discussed in detail below, the U.S. Subsidiaries do not process any personal information of PRC domestic individuals outside the PRC within the scope of the PIPL. Thus, the Company, its Hong Kong subsidiary, and the U.S. Subsidiaries are not subject to the Network Data Security Regulations.

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On the other hand, based on the Documents, and as confirmed by the Company and Bitmatrix, as of the date of the Opinion, Bitmatrix conducts network data processing activities, including the processing of personal information, for its operation in the PRC, which do not affect national security, but it does not process large amount of personal data or any important data. It is not a network platform service provider as it does not operate any network platform. Based on the Public Records, and as confirmed by Company and Bitmatrix, as of the date of the Opinion, none of the Company and its subsidiaries (including Bitmatrix) have been informed by any PRC governmental authority of any requirement for a national review or any reporting and/or security assessment under the Network Data Security Regulations.

Based on the foregoing, to the best of our knowledge after due and reasonable inquiry, we are of opinion that, while Bitmatrix is subject to the Network Data Security Regulations for its business operation in general, it is not subject to a national security review, or any reporting and/or security assessment requirements that are designated to important data processors, processors of large amount of personal information, or large network platform service providers thereunder.

In sum, based on our understanding of the PRC Laws effective as of the date of the Opinion, there is no PRC Laws relating to cybersecurity, data security, or data outbound transfer that may require the Company and/or Bitmatrix to obtain any regulatory approvals in connection with the Offering or their business operations.

C.	Bitmatrix is subject to the DSL and the PIPL for its business operations in the PRC, but the Company or any of its non-PRC domestic subsidiaries, including the U.S. subsidiaries, are not.

The DSL applies to data processing activities and security supervision within the territory of the PRC, and may apply to data processing activities outside the PRC if such activities damage the national security, public interests, or the legitimate rights and interests of citizens and organizations in case of pursuing legal liabilities. The PIPL applies to personal information processing activities within the PRC, and outside the PRC if such activities are (i) for the purpose of providing products or services to PRC domestic individuals, (ii) to analyze and evaluate behaviors of PRC domestic individuals, or (iii) subject to other circumstances as prescribed by laws and administrative regulations.

As stated above, Bitmatrix conducts certain data processing activities in the PRC, including the processing of personal information. On the other hand, as confirmed by the Company, the Company and its Hong Kong subsidiary are holding companies with no substantial business operation. The U.S. Subsidiaries, which operate bitcoin self-mining operations and hosting services in the U.S., do not conduct any data processing activities within the PRC. Further, as confirmed by the Company, as of the date of this Opinion, the U.S. Subsidiaries do not process any personal information of PRC domestic individuals for the purpose of providing products or services to such PRC domestic individuals, or to analyze and evaluate behaviors of PRC domestic individuals.

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Based on such, we are of opinion that, as of the date of this Opinion, Bitmatrix is subject to the DSL and the PIPL for its business operations, but the Company or its non-PRC domestic subsidiaries, including the U.S. Subsidiaries, are not. Further, based on the Documents and Public Records, and as confirmed by the Company and Bitmatrix, to the best of our knowledge after due and reasonable inquiry, as of the date of the Opinion, (i) Bitmatrix has not been found in violation of the any PRC Laws regarding cybersecurity or data security, including but not limited to the DSL, the PIPL, the Cybersecurity Review Measures, the Network Data Security Regulations, and the Data Outbound Transfer Measures, and (ii) Bitmatrix has not been found being involved in, or subject to, any occurred, ongoing, pending, or threatened inquiries, investigations, warnings, penalties, lawsuits, arbitrations, or administrative proceedings pursuant to the PRC Laws regarding cybersecurity or data security.

D.	There is uncertainty as to whether the PRC courts would enforce judgments of United States courts or British Virgin Islands courts obtained against directors and officers of the Company predicated upon the civil liability provisions of the United States federal and state securities laws.

Pursuant to the PRC Civil Procedures Law, PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. As of the date of the Opinion, the PRC does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. Further, in accordance with the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against the directors and officers of the Company, if such PRC courts decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the British Virgin Islands. And, there is uncertainty as to whether the PRC courts would enforce judgments of United States courts or British Virgin Islands courts obtained against directors and officers of the Company predicated upon the civil liability provisions of the United States federal and state securities laws.

E.	Statements in the Registration Statement

As of the date of the Opinion, the statements set forth in the Registration Statement relating to the PRC Laws or that are descriptions of matters governed by the PRC Laws, on the cover page and under the captions “Prospectus Summary,” “About Our Company,” “Risk Factors,” “Legal Matters,” and “Enforceability of Civil Liabilities” and elsewhere (other than the financial statements and related schedules and other financial data contained therein, as to which we express no opinion), are true and accurate in all material respects, and fairly present and summarize the information and matters referred to therein. We have no reason to believe that there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

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IV.	LIMITATIONS AND QUALIFICATIONS

A.	In giving the Opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by auditors and accountants of the Company and/or its subsidiaries. For the avoidance of doubt, we render no opinion as to and are not responsible for (a) tax structuring or tax matters, or (b) financial, appraisal or accounting matters.

B.	As to matters of law, we limit our opinions to the PRC Laws, and we express no opinion as to any other laws or regulations than the PRC Laws, and our opinions are limited to the facts and laws in existence on the date of this Opinion and at no subsequent time. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

C.	This Opinion is intended to be used in the context that is specifically referred to herein and each section shall be considered as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

D.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is delivered in our capacity as the Company’s PRC counsel solely in connection with the Offering. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to (i) any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings, and (ii) the affiliates of the Company, including its respective officers, employees, auditors and professional advisers; on the basis that (a) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (b) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing the Opinion we only had regard to the interests of the Company.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to the Registration Statement submitted by the Company on and after the date of the Opinion, if necessary, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

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PRC Legal Opinion Abits Group Inc

Best Regards,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm

[SIGNATURE PAGE OF PRC LEGAL OPINION]

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